Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (2)	457(o)	—	—	$6,000,000	0.000110200	$661.20
Fees to Be Paid	Equity	Underwriter’s Warrants(3)(5)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Shares of common stock, par value $0.001 per share (4)	457(o)	—	—	$420,000	0.000110200	$46.28
		Total Offering Amounts						$707.48
		Total Fees Previously Paid						0
		Net Fee Due						$707.48

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Represents warrants issuable to the underwriter and its designees to purchase a number of shares of common stock equal to 7% of the aggregate number of shares of common stock sold in the offering at an exercise price equal to the exercise price of the Warrants included in the Units.

(4)	Shares of common stock issuable upon the exercise of the Underwriter’s Warrants.
(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.